Exhibit 99.1

InSite Vision Reports Second Quarter 2013 Financial Results

Alameda, Calif., August 8, 2013 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended June 30, 2013. Revenues for the second quarter of 2013 were $19.2 million compared to $1.8 million for the same period in 2012. Included in the second quarter of 2013 were revenues of $15 million for the sale of the Besivance royalty rights. Net income for the second quarter of 2013 was $12.1 million, or $0.09 per share, compared to a net loss of $6.8 million, or $0.05 per share, in the second quarter of 2012.

“2013 continues to be a year of dedicated focus for InSite as we work with our clinical investigators and the FDA to advance our pipeline of ophthalmic therapeutics,” said Timothy Ruane, InSite’s Chief Executive Officer. “In the second quarter, we were pleased to achieve several milestones, including the monetization of our Besivance royalty stream as a non-dilutive source of funding that will support our second BromSite Phase 3 clinical trial and is expected to extend our cash well into 2014. Our second BromSite Phase 3 study is tracking closely with the timetable we experienced in the first Phase 3 study. Assuming positive results, we remain on target to file a New Drug Application with the FDA in 2014. We are also excited to advance the patent position on our new DuraSite 2 platform, which has demonstrated increased drug retention and tissue penetration and the potential to significantly enhance efficacy and reduce dosing requirements. We believe DuraSite 2 could very well become the new industry standard for drug delivery technology across ophthalmic therapeutics.”

Recent Corporate and Commercial Highlights

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On August 1, 2013, Merck notified the Company that it had ceased sales representative promotion of their ophthalmic products, including AzaSite®, in the United States. The ophthalmic products, including AzaSite, will continue to be commercially available in the United States and physicians will be able to continue to prescribe the products for their patients.

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In July 2013, InSite announced top-line results from the DOUBle Phase 3 clinical study, a multi-product trial evaluating AzaSite Plus™ and DexaSite™ in the treatment of moderate-to-severe blepharitis. Although the trial did not meet the primary endpoint of complete resolution of all clinical signs and symptoms, AzaSite Plus and DexaSite demonstrated statistically significant improvements in clinical signs and symptoms of disease at Day 15. InSite has scheduled a meeting with the U.S. Food and Drug Administration (FDA) for August 19, 2013 to review comprehensive results from the DOUBle study and to guide next steps in product development. The top-line results of the DOUBle Phase 3 clinical study are posted on our website at www.insitevision.com/pdf/INSV_Corporate_Presentation_DOUBle_Study_Results_July_2013.pdf.

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In July 2013, InSite received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) on its DuraSite® 2 next-generation enhanced drug delivery system. DuraSite 2 provides a broad new platform for developing topically delivered ocular drugs with enhanced tissue penetration in order to improve efficacy and dosing convenience. The patent is expected to provide protection to 2029 for the delivery system and drugs that are formulated with DuraSite 2. InSite plans to use the DuraSite 2 platform in the development of all future pipeline products, and initiate a broad industry licensing program allowing partners exclusive and non-exclusive licensing and/or commercialization relationships.

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In June 2013, InSite regained North American development rights for AzaSite Xtra™ (azithromycin ophthalmic solution 2%), providing InSite with a product candidate with the potential to extend the AzaSite ophthalmology franchise through 2027 and beyond.

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In June 2013, InSite announced it will join Merck and Pfizer in filing a patent infringement lawsuit against Mylan Pharmaceuticals, Inc. Mylan recently filed an Abbreviated New Drug Application (ANDA) with the FDA seeking to market a generic version of AzaSite (azithromycin 1% ophthalmic solution) before expiration of the patents covering AzaSite and its use. Merck recently completed the trial phase of its patent infringement lawsuit against Sandoz, who filed a similar case in 2011. Merck, with the assistance of InSite and Pfizer, intends to vigorously defend the five U.S. patents related to AzaSite. InSite owns four U.S. patents covering AzaSite and its use, and an exclusive license to a Pfizer-owned azithromycin patent. InSite believes that its four patents and the Pfizer patent were properly prosecuted with the USPTO and are valid, and will provide AzaSite exclusivity until March 2019.

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In May 2013, InSite announced that patient enrollment was underway in the confirmatory Phase 3 clinical trial of BromSite™ for the reduction of inflammation and pain after cataract surgery. This study will seek to enroll approximately 240 patients undergoing cataract surgery in a two-arm trial evaluating the efficacy and safety of BromSite against the DuraSite vehicle alone. BromSite combines a low dose (0.075%) of the non-steroidal anti-inflammatory drug (NSAID) bromfenac with InSite’s DuraSite drug delivery technology. This trial initiation follows the announcement of results in March 2013 from a Phase 3 trial enrolling 268 patients, in which the primary endpoint of reduction of inflammation after surgery achieved statistically significant superiority compared to vehicle (p<0.001), and a secondary endpoint, reduction of pain, achieved statistically significant superiority to vehicle (p<0.001).

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In April 2013, InSite announced the sale of its rights to receive royalty payments on sales of Besivance® (besifloxacin ophthalmic suspension) 0.6%, beginning January 1, 2013, for $15 million, with an additional $1 million payable in 2014 if Besivance net sales reach certain pre-determined levels in 2013. Under the terms of the agreement, if the purchaser receives specified levels of total cash from the Besivance royalty payments, the royalty would be returned to InSite in whole or in part. Besivance is marketed globally by Bausch + Lomb for the treatment of bacterial conjunctivitis and U.S. patent protection for Besivance in the United States expires in 2021.

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Five scientific posters reporting data from InSite’s clinical programs in blepharitis and ocular pain and inflammation, and representing multiple preclinical candidates and InSite’s DuraSite 2 platform technology, were presented at the 2013 Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting on May 5-9, 2013 in Seattle, Washington. The scientific paper entitled “Ocular pharmacokinetics of bimatoprost formulated in DuraSite” was published in Clinical Ophthalmology on July 30, 2013. The scientific paper entitled “Aqueous humor penetration of ketorolac formulated in DuraSite or DuraSite 2” was accepted to be published in the Journal of Ocular Pharmacology and Therapeutics on July 30, 2013.

Second Quarter 2013 Results Summary

Total revenues increased to $19.2 million for the second quarter of 2013 compared to $1.8 million for the same period in 2012. As discussed above, in April 2013, InSite sold the rights to receive royalty payments on sales of Besivance, beginning on January 1, 2013, for $15 million at closing, with an additional $1 million payable in February 2014 if certain Besivance sales targets are met. In April 2013, $0.5 million of previously recorded Besivance royalties were netted against the sales price as the sale of the Besivance royalty rights was retroactive to the beginning of 2013. Earned royalties from Merck for net sales of AzaSite were $1.4 million and $1.3 million for the second quarter of 2013 and 2012, respectively. In the second quarter of 2013, royalties from Merck included a $3.3 million minimum royalty true-up. The increase in royalties was driven by an increase in the required minimum royalty to $19 million for the fiscal year ended September 30, 2013, which was amended to be paid on a quarterly basis starting in the third quarter of 2012.

Research and development (R&D) expenses for the second quarter of 2013 were $3.5 million compared to $4.8 million in the same period in 2012. The decrease was primarily related to timing of the DOUBle Phase 3 clinical trial and the first BromSite Phase 3 clinical trial. Both clinical trials completed patient enrollment in the second half of 2012. In the second quarter of 2013, InSite initiated the second BromSite Phase 3 clinical trial.

General and administrative (G&A) expenses for the second quarter of 2013 were $1.6 million compared to $1.4 million in the same period in 2012. This increase was due to legal and professional fees incurred on the sale of the Besivance royalty rights.

Net income for the second quarter of 2013 was $12.1 million, or $0.09 per share, compared to a net loss of $6.8 million, or $0.05 per share, in the second quarter 2012. The increase in net income was primarily driven by the sale of the Besivance royalty rights and an increase in minimum royalties from Merck.

As of June 30, 2013, InSite had cash, cash equivalents and short-term investments of $14.6 million. Total cash usage in the second quarter of 2013 was $4.4 million.

Conference Call Today

InSite management will host a conference call today, August 8, 2013, beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss second quarter 2013 financial results.

Analysts and investors can participate in the conference call by dialing 888-713-4218 for domestic callers and 617-213-4870 for international callers using the pass code 14779042. A telephone replay will be available following the conclusion of the call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 93999445.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on InSite’s website prior to the call.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite platform technologies. The DuraSite and DuraSite 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Merck, and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb. InSite Vision is also advancing three novel ophthalmic therapeutics through Phase 3 clinical studies: AzaSite Plus™ and DexaSite™ for the treatment of eye infections, and BromSite™ for pain and inflammation associated with ocular surgery. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, such as: the status of InSite’s clinical trials, including but not limited to the timing and purposes of its meeting with the FDA regarding the results from its DOUBle Phase 3 clinical trial; the potential for a regulatory approval pathway for AzaSite Plus and DexaSite; the timing of its second Phase 3 clinical trial for BromSite and the possibility and timing of filing an NDA for BromSite; the expected uses of the proceeds from its sale of the Besivance royalty stream and the expected duration of such proceeds; InSite’s development plans with respect to AzaSite Xtra; InSite’s plans with respect to its other product candidates; the benefits of and prospects for InSite’s product candidates; the expected duration of certain of InSite’s patents; InSite’s plans with respect to its DuraSite 2 platform technology; InSite’s plans with respect to the Mylan litigation and the statements in the quote from its Chief Executive Officer. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s Phase 3 clinical trials may not meet their respective clinical endpoints or otherwise may not meet the objectives and requirements of the trials; it may take longer than expected to announce the results of such trials; that the FDA may not agree with InSite’s proposed pathway for the future development of AzaSite Plus and DexaSite; InSite’s ability to effectively design and conduct clinical trials for its product candidates; InSite’s reliance on third parties for the commercialization of its products including Merck and the effectiveness of the efforts of these third parties; the impact on InSite’s royalties from Merck’s termination of sales representative promotional activities for AzaSite; the ability of InSite to maintain its corporate collaborations, particularly with Merck; the ability of InSite to enter into and maintain future corporate collaborations for its product candidates; InSite’s ability to obtain approval for its DuraSite 2 technology, to develop products incorporating such technology and its ability to license DuraSite 2 to third parties on favorable terms, or at all; InSite’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials, efficiently acquire materials necessary for its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports and other filings with the Securities and Exchange Commission. Any forward-looking statements or projections are based on the limited information currently available to InSite, which is subject to change and readers should not place undue reliance on any such forward-looking statements. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220

mail@insite.com

Media and Investor inquiries

BCC Partners

Michelle Corral

415.794.8662

Karen L. Bergman

650.575.1509

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™ and DexaSite™ are trademarks of InSite Vision Incorporated.

BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2013 and 2012

(in thousands, except per share amounts; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues	$19,240	$1,816	$24,500	$4,089

Expenses:
Research and development	3,477	4,780	6,844	8,797
General and administrative	1,624	1,363	3,077	2,766
Cost of revenues, principally royalties to third parties	167	186	252	451

Total expenses	5,268	6,329	10,173	12,014

Income (loss) from operations	13,972	(4,513)	14,327	(7,925)
Interest expense and other, net	(2,029)	(2,470)	(4,160)	(4,924)
Change in fair value of warrant liability	173	229	28	1,248

Net income (loss)	$12,116	$(6,754)	$10,195	$(11,601)

Net income (loss) per share:
Basic	$0.09	$(0.05)	$0.08	$(0.09)

Diluted	$0.09	$(0.05)	$0.08	$(0.09)

Weighted average shares used in per-share calculation:
Basic	131,951	131,951	131,951	131,951

Diluted	132,512	131,951	132,505	131,951

Condensed Consolidated Balance Sheets

At June 30, 2013 and December 31, 2012

(in thousands; unaudited)

	June 30, 2013	December 31, 2012
Assets:
Cash, cash equivalents and short-term investments	$14,610	$9,322
Receivables, prepaid expenses and other current assets	4,912	5,394
Property and equipment, net	355	377
Debt issuance costs, net	2,458	2,666

Total assets	$22,335	$17,759

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$3,528	$4,450
Accrued interest	937	1,038
Warrant liability	2,229	2,257
Non-recourse secured notes payable	46,837	51,883
Stockholders’ deficit	(31,196)	(41,869)

Total liabilities and stockholders’ deficit	$22,335	$17,759